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                             LIST OF SUBSIDIARIES

1.      Fischer Imaging Europe A/S

2.      Fischer Imaging Australia Pty. Ltd.

3.      Fischer Imaging (China Limited)

4.      Fischer Export Limited

5.      Bloom Associates Ltd.